EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for First Quarter of Fiscal 2008

(January 14, 2008) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR), a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the first quarter of fiscal 2008 ended November 30, 2007.

First quarter revenue for fiscal 2008 increased to $5.0 million from $4.8 million reported in the same period of fiscal 2007. In addition to increased revenue, operating results also improved. The Company reported a small net loss of ($51,000) or less than ($0.01) per share for the first quarter of fiscal 2008. This compares to a net loss of ($962,000) or ($0.08) for the same period in 2007.

WEGENER’s eighteen-month backlog was $9.9 million at November 30, 2007, compared to $11.2 million at December 1, 2006. The total multi-year backlog at November 30, 2007 was approximately $16.5 million compared to $19.9 million at December 1, 2006. Bookings for the first quarter of fiscal 2008 were $3.6 million compared to $4.8 million for the same period in fiscal 2007.

Robert Placek, Chairman and CEO of Wegener Corporation stated, “This quarter’s operating results were a significant improvement over a year ago and the trailing twelve month operating results show a net profit. The operating results this quarter are better than expected due to the particularly favorable product mix and our emphasis on controlling costs.”

WEGENER® recently announced that a new high definition cable channel is using their Unity® 4600 receivers with Compel® network control. Additionally, significant orders for the Unity® 552 next generation private network receiver, as well as a complete, new iPump system for Telesat in Canada, were also announced.

“Our announcements represent orders from both long-term clients and new customers,” stated Ned L. Mountain, President and COO of WEGENER®. “We are particularly excited about new customers deploying our Compel® network control system since it is an investment by our customers in their future. Compel® is the most complete, full-featured control system on the market with decades of aggregate field usage. Our customers understand the power of network control to drive revenue and growth in their businesses and many use Compel® as an integral part of their operations strategy.”

Mountain continued, “During our first quarter we released three new products to the field: the Encompass LE2 for business music distribution in retail establishments, the Unity® 552 receiver for private video networks, and a terrestrial delivery module for our Compel® and iPump® networks. All three products have passed the field trial stage and are in active commercial deployments with significant contracts in place. As they gain recognition in the market, we anticipate increased demand for these new products.”

Wegener Corporation will host a conference call to discuss its financial results at 4:30 P.M. Eastern Standard Time on January 14, 2008. To join the conference call, dial 1-866-356-4441 or 1-617-597-5396 and enter participant code 92668457. Wegener Corporation intends to discuss financial and other operational information on this conference call. This call is being webcast by Thomson/CCBN. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL®, WEGENER's patented network control system, provides networks with unparalleled ability to regionalize programming and commercials. COMPEL® network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

WEGENER, COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby.  Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding  future sales, income and cash flows.  Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to:  customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2008  and beyond, and success of the Company’s research and development efforts aimed at developing new products.  Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Forward-looking statements speak only as of the date the statement was made.  The Company does not undertake any obligation to update any forward-looking statements.

PRESS CONTACT:
Robin Hoffman
Pipeline Communications
(973) 746-6970
e-mail: robinh@pipecomm.com

INVESTOR RELATIONS CONTACT:
Troy Woodbury - Investor Relations
WEGENER
(770) 814-4000
FAX (770) 623-9648
info@wegener.com

WEGENER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	November 30,	August 31,
	2007	2007
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$9	$7
Accounts receivable, net	3,755	5,172
Inventories, net	4,194	3,380
Other	171	195

Total current assets	8,129	8,754

Property and equipment, net	1,711	1,778
Capitalized software costs, net	1,144	1,242
Other assets	613	684
Land held for sale	354	354

Total assets	$11,951	$12,812

Liabilities and Shareholders' Equity

Current liabilities
Bank line of credit	$796	$2,016
Accounts payable	2,214	1,145
Accrued expenses	2,129	2,609
Deferred revenue	651	774
Customer deposits	1,815	1,871

Total current liabilities	7,605	8,415

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares
authorized; 12,647,051 and 12,647,051 shares
respectively, issued and outstanding	127	127
Additional paid-in capital	19,999	19,999
Deficit	(15,780)	(15,729)

Total shareholders’ equity	4,346	4,397

Total liabilities and shareholders' equity	$11,951	$12,812

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended

	November 30,		December 1,
	2007		2006

Revenues, net		$5,026	$4,783

Net loss		$(51)	$(962)

Net loss per share
Basic	$	*	$(0.08)
Diluted	$	*	$(0.08)

Shares used in per share calculation
Basic		12,647	12,579
Diluted		12,647	12,579

* less than $(0.01) per share